UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2011

MULTI-FINELINE ELECTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50812	95-3947402
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3140 East Coronado Street

Anaheim, CA 92806

(Address of Principal Executive Offices) (Zip Code)

(714) 238-1488

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In January 2011, MFLEX Suzhou Co., Ltd. (“Buyer”), a subsidiary of Multi-Fineline Electronix, Inc. (“MFLEX”), entered into multiple agreements with a subsidiary of MFLEX’s majority stockholder (“WBL”) to purchase certain property and buildings located in Puzhang, Suzhou, China (the “Property”). The Property is currently leased by Buyer, and has been for several years, to house one of MFLEX’s key satellite assembly operations. WBL desired to sell the Property and because of the strategic importance and value of the operations at the Property, MFLEX decided to buy the Property rather than risk having it sold to a third party.

On January 6, 2011, Buyer and Wearnes Global (Suzhou) Co., Ltd. (“Seller”), a subsidiary of WBL, entered into an Agreement for Sales of Buildings in Stock (the “Master Agreement”). The Master Agreement requires Seller to sell the Property to Buyer, with the price being paid by Buyer to the local real estate bureau’s trusteeship account on or before January 21, 2011. The parties also agreed to apply for a building registration with the local government after the execution of the Master Agreement.

On the same day, Buyer and Seller entered into a Supplemental Agreement to Agreement for Sales of Buildings in Stock (the “Supplemental Agreement”). The Supplemental Agreement adds to the terms of the Master Agreement with respect to the land purchase, including: (i) the total area of the Property to be transferred (66,906.73 sq. meters), (ii) the total purchase price for the land of RMB 32,313,566 ($4.9 million at January 6, 2011) (the “Purchase Price”), and (iii) the Purchase Price will be paid to a trusteeship account (the “Account”) and will not be transferred to Seller from the Account until Buyer obtains all necessary building and land certificates to own and occupy the Property. Seller also guaranteed that there are no environmental issues or land disputes regarding the Property prior to the execution of the Supplemental Agreement.

Seller also issued a guarantee letter (the “Guarantee Letter”) whereby Seller guaranteed that: (i) Seller shall be entitled to receive the Purchase Price from the Account only after Buyer receives all necessary land and building certificates, (ii) if Buyer fails to obtain all necessary certificates within four (4) months after the execution of the Master Agreement and Supplemental Agreement, Buyer will be refunded the Purchase Price, and (iii) if the purchase transaction fails or is rescinded, Seller must give Buyer notice six (6) months prior to the sale of the Property to any third party.

At the same time, the parties entered into a Fund Trusteeship Agreement (the “Original Trusteeship Agreement”) with the Wuzhong Real Estate Bureau (“Wuzhong REB”). The Original Trusteeship Agreement was subsequently terminated by the parties thereto so that the Wuzhong REB could open the Account at a different bank, and accordingly, the transactions reflected in the Master Agreement, Supplemental Agreement and Guarantee Letter could not be effected until a new trusteeship agreement was executed by the parties.

Buyer, Seller and Wuzhong REB subsequently executed another Fund Trusteeship Agreement (the “New Trusteeship Agreement”), which is dated January 18, 2011 but was not executed until January 19, 2011. In the New Trusteeship Agreement, Seller agreed to sell the Property to Buyer for the Purchase Price and for the funds to be held at the Wuzhong REB’s Account opened with the Agricultural Bank of China.

The foregoing descriptions of the Master Agreement, the Supplemental Agreement, the Guarantee Letter and the New Trusteeship Agreement are qualified in their entirety by reference to the documents to be filed as Exhibits to MFLEX’s 10-Q for the quarter ended December 31, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Multi-Fineline Electronix, Inc.,
a Delaware corporation

Date: January 25, 2011	By:	/s/ Reza Meshgin
Reza Meshgin
President and Chief Executive Officer